Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number:

3-Year Tranche: 20589JAD7

5-Year Tranche: 20589JAE5

Deal: 20589JAC9

TERM LOAN AGREEMENT

dated as of July 11, 2018

among

CONAGRA BRANDS, INC.,

The Lenders That Have Signed This Agreement,

and

BANK OF AMERICA, N.A., as Administrative Agent,

GOLDMAN SACHS BANK USA,

as Syndication Agent

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

MUFG BANK, LTD., and

WELLS FARGO BANK, N.A.

as Documentation Agents

GOLDMAN SACHS BANK USA,

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED,

JPMORGAN CHASE BANK, N.A., and

MIZUHO BANK, LTD.

as Joint Lead Arrangers and Joint Bookrunners

i

5.01	Corporate Existence and Standing	42
5.02	Authorization and Validity	42
5.03	Compliance with Laws and Contracts	42
5.04	Financial Statements	42
5.05	Taxes	43
5.06	Litigation	43
5.07	Employee Retirement Income Security Act of 1974	43
5.08	Defaults	43
5.09	Accuracy of Information	43
5.10	Regulation U	44
5.11	Legal Authority	44
5.12	Investment Company Status	44
5.13	Status as an EEA Financial Institution	44
5.14	OFAC	44
5.15	Anti-Corruption Laws	44
5.16	Solvency	44
5.17	Use of Proceeds	44

ARTICLE VI. AFFIRMATIVE COVENANTS		44

6.01	Financial Statements, Reports, Returns and Other Financial Data	44
6.02	Officer’s Certificate	46
6.03	Sale and Lease-Back	46

ARTICLE VII. NEGATIVE COVENANTS		47

7.01	Interest Coverage Ratio	47
7.02	Debt to EBITDA Ratio	47
7.03	Consolidation, Merger, Sale or Conveyance	48
7.04	Liens	48
7.05	Sanctions	48
7.06	Anti-Corruption Laws	48

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		48

8.01	Events of Default	48
8.02	Rights and Duties After Default	50
8.03	Application of Funds	50

ARTICLE IX. THE AGENTS		51

9.01	Appointment and Authority	51
9.02	Rights as a Lender	51
9.03	Exculpatory Provisions	51
9.04	Reliance by Administrative Agent	52
9.05	Delegation of Duties	53
9.06	Resignation of Administrative Agent	53
9.07	Non-Reliance on Administrative Agent and Other Lenders	54

9.08	Arrangers, Syndication Agent and Documentation Agents	54
9.09	ERISA	54

ARTICLE X. MISCELLANEOUS		56

10.01	Amendments, Etc.	56
10.02	Notices; Effectiveness; Electronic Communication	58
10.03	No Waiver; Cumulative Remedies; Enforcement	60
10.04	Expenses; Indemnity; Damage Waiver	60
10.05	Payments Set Aside	62
10.06	Successors and Assigns	63
10.07	Treatment of Certain Information; Confidentiality	66
10.08	Right of Setoff	67
10.09	Counterparts; Integration; Effectiveness	67
10.10	Survival of Representations and Warranties	68
10.11	Severability	68
10.12	Replacement of Lenders	68
10.13	Governing Law; Jurisdiction; Etc.	69
10.14	Waiver of Jury Trial	70
10.15	No Advisory or Fiduciary Responsibility	70
10.16	Electronic Execution of Assignments and Certain Other Documents	71
10.17	USA PATRIOT Act	71
10.18	Governmental Regulation	71
10.19	ENTIRE AGREEMENT	72
10.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	72

EXHIBITS AND SCHEDULES

SCHEDULE 1	-	Commitments

SCHEDULE 2	-	Pricing Schedule

SCHEDULE 10.02	-	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBIT A	-	Form of Note

EXHIBIT B	-	Form of Loan Notice

EXHIBIT C-1	-	Form of Assignment and Assumption

EXHIBIT C-2	-	Form of Administrative Questionnaire

EXHIBIT D	-	Form of Opinion of Counsel for the Company

EXHIBIT E-1	-	Form of U.S. Tax Compliance Certificates (Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT E-2	-	Form of U.S. Tax Compliance Certificates (Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT E-3	-	Form of U.S. Tax Compliance Certificates (Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT E-4	-	Form of U.S. Tax Compliance Certificates (Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

CONAGRA BRANDS, INC.

TERM LOAN AGREEMENT

Dated as of July 11, 2018

This Term Loan Agreement (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time hereafter, the “Agreement”) is entered into by and among Conagra Brands, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Company”), the banks and other financial institutions that have signed this Agreement and Bank of America, N.A (together with its successors and permitted assigns, “Bank of America”), as administrative agent for such lenders.

WHEREAS, the Company wishes to obtain term loans from the Lenders;

WHEREAS, the Lenders are willing to extend term loans to the Company on the terms and conditions set forth herein;

NOW THEREFORE, the Company, the Lenders and the Administrative Agent agree as follows:

ARTICLE I.

DEFINITIONS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“3-Year Tranche Commitment” means, as to each 3-Year Tranche Lender, its commitment to make 3-Year Tranche Loans to the Company pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such 3-Year Tranche Lender’s name on Schedule 1, as such commitment may be reduced or adjusted in accordance with this Agreement. The initial amount of each 3-Year Tranche Lender’s 3-Year Tranche Commitment is set forth on Schedule 1, or in the Assignment and Assumption pursuant to which such 3-Year Tranche Lender shall have assumed its 3-Year Tranche Commitments, as applicable. As of the Effective Date, the aggregate amount of 3-Year Tranche Commitments is $650,000,000.

“3-Year Tranche Lender” means, as of any date of determination, a Lender having a 3-Year Tranche Commitment or holding a 3-Year Tranche Loan.

“3-Year Tranche Loans” means the term loans made by the 3-Year Tranche Lenders to the Company pursuant to this Agreement.

“5-Year Tranche Commitment” means, as to each 5-Year Tranche Lender, its commitment to make 5-Year Tranche Loans to the Company pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such 5-Year Tranche Lender’s name on Schedule 1, as such commitment may be reduced or adjusted in accordance with this Agreement. The initial amount of each 5-Year Tranche

Lender’s 5-Year Tranche Commitment is set forth on Schedule 1, or in the Assignment and Acceptance pursuant to which such 5-Year Tranche Lender shall have assumed its 5-Year Tranche Commitment, as applicable. As of the Effective Date, the aggregate amount of 5-Year Tranche Commitments is $650,000,000.

“5-Year Tranche Lender” means, as of any date of determination, a Lender having a 5-Year Tranche Commitment or holding a 5-Year Tranche Loan.

“5-Year Tranche Loans” means the term loans made by the 5-Year Tranche Lenders to the Company pursuant to this Agreement.

“Acquired Business” means Pinnacle and its Subsidiaries.

“Acquired Business Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with all other events, changes, effects, developments, states of facts, conditions, circumstances and occurrences, (a) would, or would reasonably be expected to, prevent or materially impede the ability of the Company to consummate the Merger and the other Transactions prior to the End Date or (b) is, or would reasonably be expected to be, materially adverse to the business, results of operations, properties, assets, liabilities, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether an Acquired Business Material Adverse Effect has occurred for purposes of clause (b) of this definition: (i) any changes in general United States or global economic conditions, (ii) any changes in the general conditions of the industries in which the Company and its Subsidiaries operate, (iii) any decline in the market price or trading volume of the Company Shares, in and of itself (provided that the exception in this clause (iii) shall not prevent the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such decline from being taken into account in determining whether there has been an Acquired Business Material Adverse Effect), (iv) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (iv) shall not prevent the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such failure from being taken into account in determining whether there has been an Acquired Business Material Adverse Effect), (v) the negotiation, execution and delivery of the Acquisition Agreement or the public announcement or pendency of the Merger or any of the other Transactions (provided that the exception in this clause (v) shall not apply to any representation or warranty contained in Section 5.1(d) of the Acquisition Agreement), (vi) compliance with the terms of, or the taking of any action required by, the Acquisition Agreement, (vii) any change in applicable Law or GAAP (or authoritative interpretations thereof), (viii) the outbreak or escalation of hostilities, any acts of war (whether or not declared), military activity, civil disobedience or terrorism (other than cyber-terrorism), (ix) earthquakes, floods, hurricanes, tornados or other natural disasters, (x) any action taken by the Company or its Subsidiaries at Parent’s written request, or (xi) any change or prospective change in the Company’s credit ratings (provided that the exception in this clause (xi) shall not prevent the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such change or prospective change from being taken into account in determining whether there has been an Acquired Business Material Adverse Effect); except, in the cases of clauses (i), (ii), (vii), (viii) and (ix), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby in any material respect as compared to other participants in the industries or geographies in which the Company and its Subsidiaries operate. Capitalized terms used in this definition are used as defined in the Pinnacle Acquisition Agreement (as in effect on June 26, 2018).

“Additional Commitment Fees” has the meaning specified in Section 2.08.

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders pursuant to Article IX, and not in its individual capacity as a Lender, together with its successors and permitted assigns in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent from time to time notifies to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit C-2 or any other form approved (such approval not to be unreasonably withheld, conditioned or delayed) by the Administrative Agent.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agents” means the Administrative Agent, each Arranger, the Syndication Agent and each Documentation Agent.

“Agency Fee Letter” means the agency fee letter agreement, dated as of the date hereof, between the Company and the Administrative Agent with respect hereto.

“Aggregate Commitments” means the Commitments of all the Lenders. The amount of the Aggregate Commitments in effect on the Effective Date is $1,300,000,000.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” has the meaning specified in Section 5.15.

“Applicable Commitment Fee Rate” means, at any time, the percentage rate per annum which is applicable at such time by reference to the then applicable Debt Rating under the caption “Commitment Fee Rate” as set forth in the Pricing Schedule.

“Applicable Percentage” means with respect to any Lender at any time prior to the funding of the Loans of any Class, the percentage (carried out to the ninth decimal place) of the Commitments of all the Lenders for such Class represented by such Lender’s Commitment for such Class at such time. After the funding of the Loans of any Class, the Applicable Percentage means with respect to any Lender, the percentage (carried out to the ninth decimal place) of the Outstanding Amount of the Loans of all of the Lenders with respect to such Class represented by such Lender’s Outstanding Amount of the Loans with respect to such Class. The initial Applicable Percentage of each Lender with respect to each Class is set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for any Class and Type of Loan at any time, the percentage rate per annum which is applicable at such time with respect to Loans of such Class and Type by reference to the then applicable Debt Rating under the caption “Applicable Rate” as set forth in the Pricing Schedule.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Goldman Sachs, MLPFS, JPMorgan and Mizuho in their respective capacities as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Authorized Officer” means any of the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer, any Assistant Treasurer or any other employee of the Company who is designated in writing to the Administrative Agent by any of the foregoing and who holds a substantially similar office to any of the foregoing and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Company so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Company designated in or pursuant to an agreement between the Company and the Administrative Agent. Any document delivered hereunder that is signed by an Authorized Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company and such Authorized Officer shall be conclusively presumed to have acted on behalf of the Company.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” has the meaning specified in the introductory paragraph hereto.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (c) the Eurodollar Rate plus 1.00. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve Systems of the United States.

“Borrowing” means, initially, a borrowing consisting of simultaneous Loans of the same Type and Class and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01. After the initial funding, “Borrowing” means that portion of the Loans that are of the same Type and Class and, in the case of Eurodollar Rate Loans, have the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations is located and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are 3-Year Tranche Loans or 5-Year Tranche Loans and (b) any Commitment, refers to whether such Commitment is a 3-Year Tranche Commitment or 5-Year Tranche Commitment.

“Closing Date” means the first date all of the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, such Lender’s 3-Year Tranche Commitment or 5-Year Tranche Commitment, as applicable.

“Commitment Fees” has the meaning specified in Section 2.08.

“Commitment Fee Start Date” has the meaning specified in Section 2.08.

“Commitment Termination Date” has the meaning specified in Section 2.05.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Materials” has the meaning specified in Section 6.01.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, on a consolidated basis for any fiscal period, net income of the Company and its Subsidiaries (exclusive of equity earnings in non-consolidated affiliates except to the extent such earnings have actually been distributed in cash to the Company or any Subsidiary during such period) plus (a) the following to the extent deducted in calculating such net income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign taxes based on income, profits or capital payable by the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) fees and expenses incurred during such period in respect of acquisitions, dispositions, investments and debt or equity issuances contemplated or consummated during such period (including the prepayment, repayment or retirement of debt in connection therewith or any amendment or waiver in respect of any indebtedness), (v) non-cash share based compensation expense, (vi) other non-cash expenses, losses and charges (other than those representing a reserve for or actual cash item in any future period) for such period, (vii) to the extent elected by the Company, other unusual, non-recurring or one-time cash expenses, losses and charges in an amount not to exceed $75,000,000 in any four fiscal quarter period (but not more than

$300,000,000 until the termination of the Facility) and (viii) any costs and expenses incurred by the Company or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of issuance of capital stock (that is not “disqualified equity”) of the Company and minus (b) the following to the extent included in calculating such net income: (i) Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period and (ii) all non-cash items increasing net income for such period (other than gains representing or resulting from the reversal of any accrual of or cash reserve for anticipated cash charges in any prior period); provided, that the Consolidated EBITDA for any acquired business acquired by the Company or any Subsidiary pursuant to an acquisition the aggregate cash consideration for which equals or exceeds $200,000,000 during such period shall be included on a pro forma basis for such period (as determined in good faith by the Company, assuming the consummation of such acquisition and the incurrence or assumption of any indebtedness for borrowed money of the Company and its Subsidiaries in connection therewith incurred as of the first day of such period), and provided further that the Consolidated EBITDA for any entity sold for aggregate cash consideration of $200,000,000 or more by the Company or any Subsidiary shall be deducted on a pro forma basis for such period (as determined in good faith by the Company, assuming the consummation of such sale or other disposition occurred on the first day of such period).

“Consolidated Funded Debt” means the sum of (i) any obligation for borrowed money that under Generally Accepted Accounting Principles is shown on the consolidated balance sheet of the Company and its Subsidiaries plus (ii) an amount equal to 60% of the principal amount payable by the Company or any Subsidiary pursuant to any guaranty by the Company or any such Subsidiary of “Third Party Debt” upon the happening of every contingency to the enforcement of such guaranty. For purposes hereof, “Third Party Debt” shall mean debt of any Person (other than the Company or any Subsidiary) for borrowed money that (i) pursuant to Generally Accepted Accounting Principles, is classified as a non-current liability, and (ii) the repayment of which is guaranteed by the Company or any Subsidiary. Notwithstanding the foregoing, Consolidated Funded Debt shall not include any Excluded Acquisition Debt.

“Consolidated Interest Expense” means net interest expense under Generally Accepted Accounting Principles but excluding from the calculation thereof any interest expense with respect to any Excluded Acquisition Debt.

“Debt Rating” has the meaning specified in the Pricing Schedule.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate (calculated with an Applicable Rate at Pricing Level 5) applicable to Base Rate Loans plus (c) 1% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate (calculated with an Applicable Rate at Pricing Level 5)) otherwise applicable to such Loan plus 1% per annum.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s reasonable good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.

“Documentation Agents” means JPMorgan, Mizuho, MUFG and Wells Fargo in their capacity as documentation agents for the Lenders pursuant to this Agreement.

“Dollar” and “$” mean lawful currency of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all of the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a) With respect to any Borrowing, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Event of Default” has the meaning specified in Section 8.01, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Excluded Acquisition Debt” means any indebtedness of the Company or any of its Subsidiaries to the extent that (x) the proceeds thereof are designated by the Company to be used (and are yet to be applied) to finance the Pinnacle Acquisition or any other Material Acquisition (or to repay, redeem, defease or otherwise satisfy any indebtedness, or pay related fees and expenses, in connection therewith) and (y) it is redeemable at not more than 101% of the principal amount thereof (plus accrued interest) if such Material Acquisition is not consummated, until the first to occur of (i) the date of consummation of such Material Acquisition and (ii) the date that is 10 days following termination of the definitive acquisition agreement with respect to such Material Acquisition in accordance with its terms.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 10.12) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Term Loan Agreement” means that certain Term Loan Agreement, dated as of February 22, 2018, among the Company, the lenders from time to time party thereto and Bank of America N.A., as administrative agent.

“Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount at such time of its Loans and/or its aggregate Commitments at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code, and any intergovernmental agreements entered into in connection with the implementation of such current sections of the Code (or any such amended or successor version described above).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided, if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Fee Letter” means the (i) Agency Fee Letter and (ii) fee letter, dated as of June 26, 2018, entered into by the Company and the Syndication Agent with respect hereto.

“Foreign Lender” means a Lender that is not a U.S. Person. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Generally Accepted Accounting Principles” means generally accepted accounting principles in the United States as in effect from time to time.

“Goldman Sachs” means Goldman Sachs Bank USA, together with its successors and permitted assigns.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indenture” means that certain Indenture dated as of October 8, 1990 between the Company and The Chase Manhattan Bank (k/n/a JPMorgan Chase Bank, N.A.), as trustee, as in effect on the date hereof.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date for such Loan; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first Business Day of each March, June, September and December and the Maturity Date for such Loan.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Loan Notice, or such other period that is twelve months or less requested by the Company and consented to by all the Lenders; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date for the applicable Class of Loans.

“IRS” means the United States Internal Revenue Service.

“JPMorgan” means JPMorgan Chase Bank, N.A., together with its successors and permitted assigns.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“Lender” means the banks and other financial institutions party to this Agreement from time to time as “Lenders”.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“LIBOR Screen Rate” has the meaning specified in the definition of Eurodollar Rate.

“LIBOR Successor Rate” has the meaning specified in Section 3.07.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as are reasonably appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent reasonably determines in consultation with the Company).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), conditional sale or other title retention agreement, and any lease in the nature of security.

“Loans” means the 3-Year Tranche Loans and the 5-Year Tranche Loans.

“Loan Documents” means this Agreement, the Fee Letter and each Note, if any.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans (or a portion thereof) from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), in each case, which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Officer of the Company.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Material Acquisition” means an acquisition of a Person or assets constituting a line of business by the Company or any of its Subsidiaries, the aggregate cash consideration for which equals or exceeds US$200,000,000.

“Material Subsidiary” means a Subsidiary that has total assets, determined in accordance with Generally Accepted Accounting Principles, in excess of 20% of the Company’s total consolidated assets, determined in accordance with Generally Accepted Accounting Principles.

“Maturity Date” means, as applicable, with respect to (a) the 3-Year Tranche Loans, the date that is the three year anniversary of the Closing Date and (b) the 5-Year Tranche Loans, the date that is the five year anniversary of the Closing Date, or the earlier date on which the maturity of all Loans is accelerated in accordance with the terms hereof.

“Merger Sub” means Patriot Merger Sub Inc., a Delaware corporation.

“Mizuho” means Mizuho Bank, Ltd., together with its successors and permitted assigns.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith, Incorporated, together with its successors and permitted assigns or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses is transferred following the date of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“MUFG” means MUFG Bank, Ltd. (formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd.), together with its successors and permitted assigns.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Company in favor of a Lender evidencing Loans made by such Lender to the Company, substantially in the form of Exhibit A.

“Obligations” means all unpaid principal and interest in respect of the Loans and all other obligations of the Company or any Subsidiary to the Lenders or to any Lender, or to the Administrative Agent arising under the Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company by any Authorized Officer.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outside Date” means 11.59 pm (New York City time) on April 1, 2019; provided that, to the extent the End Date (as defined in the Pinnacle Acquisition Agreement) is extended to a date (the “Extended Date”) that is on or prior to June 26, 2019 in accordance with the terms of Section 8.2(a) of the Pinnacle Acquisition Agreement (as in effect on June 26, 2018), the Outside Date shall, upon notice of such extension to the Administrative Agent from the Company, be automatically extended to such date.

“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated organization, Governmental Authority or other entity.

“Pinnacle” means Pinnacle Foods Inc., a Delaware corporation.

“Pinnacle Acquisition” means the acquisition by the Company, via Merger Sub, of all of the outstanding equity interests in Pinnacle pursuant to the Pinnacle Acquisition Agreement.

“Pinnacle Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of June 26, 2018, by and among the Company, Merger Sub and Pinnacle.

“Pinnacle Acquisition Representations” means the representations made by Pinnacle in the Pinnacle Acquisition Agreement as are material to the interests of the Lenders and the Administrative Agent (but only to the extent that the Company or its applicable affiliates party to the Pinnacle Acquisition Agreement have the right not to consummate the Pinnacle Acquisition, or to terminate their obligation to consummate the Pinnacle Acquisition (or otherwise do not have an obligation to close), under the Pinnacle Acquisition Agreement as a result of a failure of such representations in the Pinnacle Acquisition Agreement to be true and correct, after giving effect to any applicable cure provisions).

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.01.

“Pricing Schedule” means the pricing grid set forth on Schedule 2 attached hereto.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Quarterly Payment Date” means the last Business Day of each successive three calendar months following the Closing Date, commencing with the first full calendar quarter following the Closing Date.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as reasonably determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Regulation U” means Regulation U of the Board (as modified) and shall include any successor or other regulation or official interpretation of said Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Required Lenders” means, at any time, Lenders then having Exposures representing more than 50% of the Exposures of all Lenders; provided that if the Required Lenders are being determined only with respect to a specific Class, then Exposures shall be determined with respect to the Commitments and/or Loans of such Class only.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Same Day Funds” means immediately available funds.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant governmental sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.07.

“Specified Event of Default” means an Event of Default under Section 8.01(a), (b), (g), (h), (i), (j) or (k).

“Specified Representations” means the representations and warranties under Section 5.01 (solely with respect to the due incorporation of the Company), Section 5.02, Section 5.03(a) (solely with respect to the Company), Section 5.03(b), Section 5.03(c) (solely with respect to indebtedness for borrowed money of the Company in a committed or outstanding principal amount in excess of $100.0 million), Section 5.12, Section 5.16 and Section 5.17.

“Solvent” means, with respect to the Company and its Subsidiaries, (a) the fair value of the assets of the Company and its Subsidiaries, on a consolidated going concern basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (c) the Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business and (d) the Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

“Subsidiary” means any Person whose accounts are consolidated with the accounts of the Company in accordance with Generally Accepted Accounting Principles for purposes of preparing the financial statements referred to in Section 6.01.

“Syndication Agent” means Goldman Sachs, in its capacity as syndication agent for the Lenders pursuant to this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the consummation of the Pinnacle Acquisition, the execution, delivery and performance by the Company of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions on the Closing Date, the use of the proceeds thereof and the other transactions contemplated hereby and the payment of fees and expenses related thereto.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Wells Fargo” means Wells Fargo Bank, N.A., together with its successors and permitted assigns.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements referenced in Section 5.04(a), except as otherwise specifically prescribed herein.

(b) Changes in Generally Accepted Accounting Principles. If at any time any change in Generally Accepted Accounting Principles would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in Generally Accepted Accounting Principles (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with Generally Accepted Accounting Principles prior to such change therein. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that under Generally Accepted Accounting Principles as of the date of this Agreement for all purposes of this Agreement, notwithstanding any change in Generally Accepted Accounting Principles relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes as provided for above.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “3-Year Tranche Loan”) or by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

ARTICLE II.

THE COMMITMENTS AND LOANS

2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans to the Company in Dollars on the Closing Date, in an aggregate amount not to exceed (i) with respect to the 3-Year Tranche Loans, such Lender’s 3-Year Tranche Commitment and (ii) with respect to the 5-Year Tranche Loans, such Lender’s 5-Year Tranche Commitment. Amounts borrowed under this Section 2.01 and prepaid or repaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. Each Lender’s Commitment shall terminate immediately and without further action (i) on the Closing Date after giving effect to the funding of such Lender’s Commitment on the Closing Date or (ii) in accordance with Sections 2.04(b), 2.05 and 8.02, as applicable.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans and (ii) on the requested date of any Borrowing of or conversion to Base Rate Loans; provided, however, that if the Company wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion to or continuation of Eurodollar Rate Loans, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m. three Business Days before the requested date of such Borrowing, conversion to or continuation of Eurodollar Rate Loans, the Administrative Agent shall notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $25,000,000 or a whole multiple of $5,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Loan Notice shall specify (i) whether the Company is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) on the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans (or portions thereof) are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Company fails to specify a Type of Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Each Borrowing shall be made ratably among each Class of Loans and each Loan shall be made as part of a Borrowing consisting of Loans of the same Class made by the Lenders ratably in accordance with their respective Commitments with respect to such Class.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business

Day specified in the applicable Loan Notice. Upon satisfaction or waiver of the applicable conditions set forth in Section 4.01 and Section 4.02, the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent either by (i) crediting the account of the Company on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect in the aggregate for Loans of all Classes.

(f) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent, and such Lender.

2.03 [Reserved].

2.04 Voluntary Prepayments and Commitment Reductions.

(a) The Company may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 12:00 p.m. (noon) (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $25,000,000 or a whole multiple of $5,000,000 in excess thereof; (iii) any prepayment of Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (iv) any such notice may be conditioned on the effectiveness of other financing arrangements or one or more other transactions. Each such notice shall specify the date and amount of such prepayment and the Class(s) and Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. Any prepayments of the Loans shall be allocated between the Classes of the Loans as directed by the Company. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the

Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, subject to the occurrence of any condition(s) specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to each Lender’s Loans of any Class in accordance with their respective Applicable Percentages.

(b) The Company may, upon notice to the Administrative Agent, at any time or from time to time reduce the Commitments; provided that (i) such notice must be in a form reasonably acceptable to the Administrative Agent, specifying the aggregate amount of such Commitment reduction and the effective date thereof and be received by the Administrative Agent not later than 12:00 p.m. (noon) three Business Days prior to any date of such Commitment reduction becoming effective and (ii) such reduction shall be in a principal amount of $25,000,000 or a whole multiple of $5,000,000 in excess thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this paragraph (b) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be allocated ratably between each Class of Commitments then outstanding and made ratably among the Lenders within each Class in accordance with their respective Commitments (or as between Lenders which are Affiliates of each other, as they may determine and notify to the Administrative Agent).

2.05 Mandatory Termination of Commitments.

(a) Unless previously terminated, the Commitments shall automatically terminate on the first to occur of (i) the consummation of the Pinnacle Acquisition without the drawing of the Loans by the Company, (ii) the termination of the Company’s and Merger Sub’s obligations to consummate the Pinnacle Acquisition pursuant to the Pinnacle Acquisition Agreement and (iii) at 11.59 pm on the Outside Date (the date of such earliest occurrence, the “Commitment Termination Date”).

(b) Any termination of the Commitments pursuant to this Section 2.05 shall be permanent. The Company shall notify not later than the date thereof the Administrative Agent of the termination of the Commitments pursuant to this Section 2.05 and the Administrative Agent shall promptly notify each Lender upon receipt of such notice.

2.06 Repayment of Loans. The Company shall repay:

(a) to the Administrative Agent for the ratable account of each 3-Year Tranche Lender according to its Applicable Percentage, on each Quarterly Payment Date following the Closing Date, the percentage set forth on the grid below determined in accordance with the applicable grid set forth below of the aggregate principal amount of 3-Year Tranche Loans made on the Closing Date:

3-Year Tranche Loans
Quarterly Payment Date	Applicable percentage per calendar quarter
Each Quarterly Payment Date from the Closing Date until the third anniversary of the Closing Date	1.25%

(b) to the Administrative Agent for the ratable account of each 5-Year Tranche Lender according to its Applicable Percentage on each Quarterly Payment Date following the Closing Date, the applicable percentage set forth on the grid set forth below, of the aggregate principal amount of 5-Year Tranche Loans made on the Closing Date:

5-Year Tranche Loans
Quarterly Payment Dates	Applicable percentage per calendar quarter
Each Quarterly Payment Date from the Closing Date until the third anniversary of the Closing Date	1.25%
Each Quarterly Payment Date following the third anniversary of the Closing Date until the fifth anniversary of the Closing Date	2.50%

; and

(c) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the applicable Maturity Date with respect to such Loan.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Company under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees.

(a) The Company agrees to pay to the Administrative Agent for the account of each Lender commitment fees (the “Commitment Fees”), which shall accrue at the Applicable Commitment Fee Rate on the daily average amount of each Class of undrawn Commitments of such Lender during the period from and including September 24, 2018 (the “Commitment Fee Start Date”) to but excluding the date on which such Commitment terminates. Accrued Commitment Fees, if any, shall be payable in arrears on the Closing Date or such earlier date on which the Commitments terminate. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) If, after the Commitment Fee Start Date until the earlier of (x) the date that is three business days after the Closing Date and (y) the termination of all Commitments (other than as a result of the Closing Date), the Company’s applicable Debt Ratings are downgraded by Moody’s or S&P, then the Company shall pay to the Administrative Agent for the account of each Lender additional Commitment Fees (“Additional Commitment Fees”) in amounts equal to the difference (if any) between the Commitment Fees that were payable pursuant to Section 2.08(a) and the Commitment Fees that would have been payable pursuant to Section 2.08(a) if such downgrade had occurred on and following the Commitment Fee Start Date, which Additional Commitment Fees shall be deemed earned and payable on the later of (i) three business days after the date such downgrade occurs and (ii) the date on which the Commitment Fees are payable.

(c) The Company agrees to pay the other applicable fees required to be paid in the amounts and the times as set forth in the Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, in the case of the Commitment Fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

2.09 Computation of Interest. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Company and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Company made through the Administrative Agent, the Company shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Company in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Class, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.11 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Company shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments by the Company hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall, at the option of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. (noon) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Company, the interest rate applicable to Base Rate Loans. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Company; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Company as provided in the foregoing provisions of this Article II, and such funds are not made available to the Company by the Administrative Agent because the conditions to the applicable Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Company or any Affiliate thereof (as to which the provisions of this Section shall apply).

The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

2.13 Use of Proceeds. The proceeds of the Loans shall be available (and the Company agrees that it shall use such proceeds) (a) to fund, in part, the Pinnacle Acquisition, (b) to repay (i) Indebtedness outstanding under the Existing Term Loan Agreement in a principal amount not exceeding $300 million, (ii) Indebtedness of Pinnacle and (iii) commercial paper issued by the Company and (c) to pay fees and expenses related to the Transactions.

2.14 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Each Defaulting Lender shall be entitled to receive fees payable under Sections 2.08(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of the Outstanding Amount of the Committed Loans funded by it.

(b) Defaulting Lender Cure. If the Company and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Company under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or the Company, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent, the Company or other applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Company, the Administrative Agent or other applicable withholding agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the applicable withholding agent shall withhold or make such deductions as are determined by the Company or the Administrative Agent, as applicable, to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Company shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If the Company, the Administrative Agent or other applicable withholding agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the applicable withholding agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection

(e) below, (B) the applicable withholding agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Company shall be increased as necessary so that after any required withholding or the making of all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Company. Without limiting the provisions of subsection (a) above, the Company shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. (i) The Company shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Company shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 Business Days after written demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 Business Days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (y) the Administrative Agent and the Company, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Company, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or the Company in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority as provided in this Section 3.01, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or the taxing authorities of a jurisdiction pursuant to such applicable Law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable Law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable Law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 3.01, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Recipient, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Company pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender in good faith determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Loan or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan or to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice by the Company, (x) the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. Subject to Section 3.07, if in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) (i) the Administrative Agent in good faith determines that deposits in Dollars are not being offered to banks in the applicable offshore interbank market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders in good faith determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent, in consultation with the Company and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section, (2) the Administrative Agent or the Required Lenders notify the Company that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e), other than as set forth below);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Company will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender in good faith determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate and due under such subsection within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Company shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 Business Days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (other than any loss of Applicable Rate or other profit) incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Company (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.12;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Company shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Loan to the Company through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Company to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable and documented out of pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 10.12.

3.07 LIBOR Replacement.

(a) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent reasonably determines (which determination shall be conclusive absent demonstrable error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:

(i)	the circumstances described in Section 3.03(a)(ii) exist, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)	the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)	syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate in replacement of LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Company may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) , giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

(b) If no LIBOR Successor Rate has been determined and the circumstances under clause (a)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

(c) Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

3.08 Survival. All obligations of the Company under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CLOSING.

4.01 Conditions to Effective Date. The Lenders’ Commitments shall become effective on the first date on which all of the following conditions precedent have been satisfied (or waived in accordance with Section 10.01) on or prior to the Commitment Termination Date:

(a) the Administrative Agent shall have received the following:

(i) (x) an executed copy of this Agreement and (y) Notes for those Lenders, if any, that have requested Notes at least two Business Days prior to the Effective Date;

(ii) (x) a copy of the Certificate of Incorporation of the Company, together with all amendments, certified by any Authorized Officer or the Secretary or Assistant Secretary of the Company and (y) a certificate of good standing with respect to the Company, certified on or within ten Business Days prior to the Effective Date by the Secretary of State of Delaware;

(iii) copies, certified by any Authorized Officer or the Secretary or Assistant Secretary of the Company, of its By-Laws and its Board of Directors’ Resolutions, authorizing the execution, delivery and performance of the Loan Documents; and

(iv) an incumbency certificate, executed by any Authorized Officer or the Secretary or Assistant Secretary of the Company, which shall identify by name and title and bear the signature of the officers of the Company authorized to sign the Loan Documents and to sign any other documents, letters of credit, reports and notices in connection with this Agreement and to make borrowings hereunder (on which the Lenders shall be entitled to rely until informed of any change in writing by the Company); and

(b) all costs, fees, expenses (including, without limitation, legal fees and expenses) and the fees contemplated by the Fee Letter, in each case, to the extent invoiced by the Administrative Agent to the Company at least two Business Days prior to the Effective Date, shall have been paid, on or prior to the Effective Date, in each case, to the extent required by the Loan Documents to be paid on or prior to the Effective Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02 Conditions to the Closing Date. The Lenders’ obligations to make the Loans shall be subject only to all of the following conditions precedent having been satisfied (or waived in accordance with Section 10.01) on or prior to the Commitment Termination Date:

(a) the Effective Date shall have occurred;

(b) the Pinnacle Acquisition shall have been (or, substantially contemporaneously with the making of the Loans, shall be) consummated pursuant to the Pinnacle Acquisition Agreement without giving effect to any modifications, consents, amendments or waivers thereto that, taken as a whole, are materially adverse to the interests of the Lenders, unless the Syndication Agent shall have provided its written consent thereto (it being understood that any change in the purchase consideration of less than 10.0% in respect of the Pinnacle Acquisition will be deemed not to be materially adverse to the Lenders);

(c) there shall not have occurred: (a) from December 31, 2017 through to the date of the Pinnacle Acquisition Agreement, any event, change, effect, development, state of facts, condition, circumstance or occurrence, individually or in the aggregate with all other events, changes, effects, developments, states of facts, conditions, circumstances and occurrences in the business, results of operations, properties, assets, liabilities, operations or financial condition of Pinnacle that, individually or in the aggregate, has had, or that would reasonably be expected to have an Acquired Business Material Adverse Effect, except as set forth in the (i) reports publicly filed with the SEC prior to the date of the Pinnacle Acquisition Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (ii) corresponding sections or subsections of the Company Disclosure Letter (as defined in the Pinnacle Acquisition Agreement in effect as of June 26, 2018) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Letter to the extent that the relevance of such item to such section or subsection is reasonably apparent on its face), or (b) from the date of the Pinnacle Acquisition Agreement, any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, an Acquired Business Material Adverse Effect;

(d) the Administrative Agent shall have received (except to the extent not required by the Administrative Agent) (i) audited financial statements of the Company for each of its three most recent fiscal years ended at least 60 days prior to the Closing Date; (ii) unaudited financial statements of the Company for any quarterly interim period or periods (other than the fourth fiscal quarter) ended after the date of its most recent audited financial statements (and corresponding periods of any prior year) and more than 40 days prior to the Closing Date; and

(iii) audited and unaudited financial statements related to the Acquired Business and customary pro forma financial statements of the Company giving effect to the Transactions, in each case as would be required by Rule 3-05 and Article 11 of Regulation S-X under the Securities Act to be included in a Current Report on Form 8-K based on the Closing Date, regardless of when the Company files such financial statements, and in each of (i) through (iii) meeting the requirements of Regulation S-X under the Securities Act. The Administrative Agent hereby acknowledges that the Company’s public filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, of any required financial statements satisfy the requirements of this paragraph;

(e) all costs, fees, expenses (including, without limitation, legal fees and expenses) and the fees contemplated by the Fee Letter, in each case, to the extent invoiced to the Company at least two business days prior to the Closing Date, shall have been paid (or substantially concurrently with the funding of the Loans shall be paid or netted therefrom) on or prior to the Closing Date, in each case, to the extent required by the Loan Documents to be paid on or prior to the Closing Date;

(f) the Administrative Agent shall have received a written opinion of Jones Day, or other counsel reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and the Lenders, in the form of Exhibit D;

(g) the Administrative Agent shall have received (in each case dated as of the Closing Date) (i) an officer’s certificate from the Company that there has been no change to the matters previously certified pursuant to Sections 4.01(a)(ii)(x), (iii) and (iv) (or otherwise providing updates to such certifications) and that the conditions precedent contained in Sections 4.02(b) and (j) have been satisfied as of the Closing Date, (ii) a certificate of good standing with respect to the Company, certified on or within ten Business Days prior to the Effective Date by the Secretary of State of Delaware and (iii) a Solvency Certificate from the chief financial officer or treasurer of the Company substantially in the form of Exhibit F hereto;

(h) the Administrative Agent shall have received a Loan Notice, issued in accordance with Section 2.02;

(i) the Administrative Agent shall have received at least three Business Days prior to the Closing Date all documentation and other information regarding the Company required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent reasonably requested by the Administrative Agent of the Company in writing at least 10 Business Days prior to the Closing Date;

(j) at the time of and upon giving effect to the borrowing and application of the Loans on the Closing Date, (i) the Pinnacle Acquisition Representations and the Specified Representations shall be true and correct (except to the extent already qualified by materiality or material adverse effect) in all material respects and (ii) there shall not exist any Event of Default pursuant to Section 8.01(b) (solely with respect to non-payment of fees), Section 8.01(c) (solely to the extent that the maturity of the relevant Indebtedness has been accelerated), Section 8.01(e) (solely with respect to compliance with Sections 7.03 and 7.04), Section 8.01(g), Section 8.01(h), Section 8.01(i), Section 8.01(j) or Section 8.01(k).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES.

The Company represents and warrants to the Lenders and the Administrative Agent as of the Effective Date (other than with respect to Section 5.16) and as of the Closing Date that:

5.01 Corporate Existence and Standing. Each of the Company and the Material Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with all requisite authority to conduct its business, in each case in each jurisdiction in which the failure to obtain the necessary authority could reasonably be expected to materially adversely affect the consolidated condition or operations of the Company or the ability of the Company to perform the Obligations.

5.02 Authorization and Validity. The execution, delivery and performance by the Company of the Loan Documents have been duly authorized by proper corporate proceedings and the Loan Documents, when executed and delivered, will constitute valid, legal, binding and enforceable obligations of the Company.

5.03 Compliance with Laws and Contracts. Neither the execution and delivery by the Company of the Loan Documents, the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate: (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any Material Subsidiary, (b) its articles or certificates of incorporation or by-laws or (c) the provisions of any indenture, instrument or agreement in a principal amount of at least $75,000,000, or where aggregate payments due thereunder or amounts received thereunder equal at least $75,000,000 to which the Company or any Material Subsidiary is a party or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, instrument or agreement, and, immediately after giving effect to the execution and delivery of this Agreement and each of the Loan Documents, there will not exist any default (or event which, with notice or lapse of time, would be a default) under any such indenture, instrument or agreement as a result of such execution and delivery.

5.04 Financial Statements.

(a) Audited. The May 28, 2017 consolidated financial statements of the Company heretofore delivered to the Administrative Agent were prepared in accordance with Generally Accepted Accounting Principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

(b) No Material Adverse Change. No material adverse change in the consolidated financial position or results of operations of the Company and its Subsidiaries as shown on said May 28, 2017 financial statements has occurred from the date thereof to and including the date of this Agreement.

5.05 Taxes. The Company and the Material Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any Material Subsidiary, except (a) such taxes, if any, as are being contested in good faith and as to which reserves have been provided in accordance with Generally Accepted Accounting Principles, or (b) to the extent that the failure to do so could not reasonably be expected to materially adversely affect the consolidated condition or operations of the Company and its Subsidiaries or the ability of the Company to perform the Obligations.

5.06 Litigation. As of the date of this Agreement, there is no litigation or proceeding pending or, to the knowledge of any of the Company’s executive officers, threatened in writing, against the Company or any Material Subsidiary which could reasonably be expected to materially adversely affect the consolidated financial position or results of operations of the Company and its Subsidiaries or the ability of the Company to perform the Obligations that has not been publicly disclosed as of the date of this Agreement.

5.07 Employee Retirement Income Security Act of 1974. As of the date hereof, neither the Company nor any Material Subsidiary has failed to satisfy the minimum funding standard within the meaning of Section 302 of the Employee Retirement Income Security Act of 1974, as amended, or has incurred any material liability (which has become due but which has not been paid) to the Pension Benefit Guaranty Corporation established under such Act (or any successor thereto under such Act) in connection with any employee benefit plan established or maintained by the Company or any Material Subsidiary.

5.08 Defaults. No Default has occurred and is continuing.

5.09 Accuracy of Information. As of the date of this Agreement and the Closing Date, no written information, exhibit or report furnished by the Company or any Material Subsidiary to the Administrative Agent or to the Lenders in respect of the Transactions, taken as a whole, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, in each case after giving effect to all supplements thereto and updates thereof; provided that with respect to (i) the Acquired Business, such representation is made solely to the Company’s knowledge and (ii) projections and other forward-looking materials and information of a general economic or industry-specific nature, the Company represents only that such information was prepared in good faith based upon assumptions and estimates believed to be reasonable at the time of delivery by the Company thereof.

5.10 Regulation U. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in Regulation U of the Board).

5.11 Legal Authority. No approval, authorization, consent, adjudication or order of any Governmental Authority, which has not been obtained by the Company is required to be obtained by the Company in connection with the execution and delivery of the Loan Documents, the borrowing under the Agreement or in connection with the performance by the Company of its obligations under the Loan Documents.

5.12 Investment Company Status. The Company is not an “investment company” as defined in, or subject to regulation as such under, the Investment Company Act of 1940.

5.13 Status as an EEA Financial Institution. The Company is not an EEA Financial Institution.

5.14 OFAC. Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, agent, Affiliate or representative thereof (in any such person’s capacity as such), is an individual or entity that is, or is owned or controlled by any individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction in violation of Sanctions. The Company and its Subsidiaries and, to the knowledge of the Company, their respective officers, employees and directors (in any such person’s capacity as such), are in compliance with applicable Sanctions in all material respects.

5.15 Anti-Corruption Laws. The Company and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar applicable anti-corruption legislation in other jurisdictions in which they operate (“Anti-Corruption Laws”) and have instituted and maintained policies and procedures intended to promote and achieve compliance with such laws.

5.16 Solvency. The Company and its Subsidiaries are, as of the Closing Date, after giving effect to the Transactions, on a consolidated basis, Solvent.

5.17 Use of Proceeds. The proceeds of each Loan will not be used (i) in violation of the provisions of Regulation U, (ii) by the Company directly or, to its knowledge indirectly, in violation of the PATRIOT Act or (iii) in breach of Sections 7.05 or 7.06.

ARTICLE VI.

AFFIRMATIVE COVENANTS.

6.01 Financial Statements, Reports, Returns and Other Financial Data. The Company covenants that, so long as Lender shall have any Commitment or Loan outstanding, the Company will deliver to the Administrative Agent (who will make such documents available to each Lender) the following:

(a) Quarterly Financial Statements. Within 60 days after the end of each of the first three quarterly accounting periods of the Company’s fiscal year, (i) quarterly consolidated statements of earnings and cash flow of the Company and its Subsidiaries, and (ii) quarterly consolidated balance sheets of the Company and its Subsidiaries, setting forth in each case in comparative form consolidated figures for the corresponding period in the preceding fiscal year, all in accordance with Generally Accepted Accounting Principles (except that footnote disclosures required by Generally Accepted Accounting Principles may be omitted and that the statement of stockholders’ equity will be omitted and subject to audit and changes resulting from year-end adjustment) all in the form submitted by the Company to its shareholders.

(b) Annual Financial Statements. Within 90 days after the end of the Company’s fiscal year (i) annual consolidated statements of earnings, stockholders’ equity and cash flow of the Company and its Subsidiaries for such year, and (ii) annual consolidated balance sheets of the Company and its Subsidiaries, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in accordance with Generally Accepted Accounting Principles and certified by independent certified public accountants of recognized national standing selected by the Company and all in a form submitted by the Company to its shareholders.

(c) Stockholder and Governmental Reports. Promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its stockholders and of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission.

Notwithstanding the foregoing or anything to the contrary set forth herein, the Company shall be deemed to have delivered the items described in Sections 6.01(a), (b) and (c) to the Administrative Agent if the applicable item has been filed with the Securities and Exchange Commission or other applicable governmental authority and is freely and readily available without charge to the Administrative Agent on the website of the Securities and Exchange Commission or such other applicable governmental authority, or such item has been made freely and readily available without charge to the Administrative Agent on the Company’s website www.conagrabrands.com, and the delivery date therefor shall be deemed to be the first day on which the applicable item is available to the Administrative Agent on one of such web pages.

The Company hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Company or its Affiliates, or the securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Company Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute confidential information, they shall be treated as set forth in Section 10.07); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.02 Officer’s Certificate. Together with each delivery of financial statements required by Section 6.01(a) and (b) above, the Company will deliver to the Administrative Agent for distribution to each of the Lenders an Officer’s Certificate setting forth the calculations necessary to determine compliance with Sections 7.01 and 7.02 of this Agreement and stating that there exists no Default or, if any such Default exists, specifying the nature thereof and what action the Company has taken or proposes to take with respect thereto. The Company also covenants that forthwith upon any Authorized Officer obtaining knowledge of a Default under this Agreement, it will deliver to the Administrative Agent an Officer’s Certificate specifying the nature thereof and what action the Company has taken or proposes to take with respect thereto. Where the financial statements required by Section 6.01(a) or (b) above are necessary to determine whether all covenants herein have been complied with, or whether an Event of Default has occurred, the most recent financial statements referred to in Section 6.01(a) or (b) above shall be used to make such determination.

6.03 Sale and Lease-Back. If a “Sale and Lease-Back Transaction” (as defined in Section 3.7 of the Indenture) occurs that (i) results in net proceeds to the Company or a Subsidiary in excess of $50,000,000, and (ii) requires the retirement by the Company of debt pursuant to Section 3.7(c) of the Indenture, then the Company shall, within 90 days following the effective date of such Sale and Lease-Back Transaction, offer to the Lenders to use the net proceeds of such Sale and Lease-Back Transaction to prepay, without premium, an amount of the principal amount of the Loans of the Lenders (on a ratable basis). Such amount shall be based on a fraction, the numerator of which would be the principal amount of Loans then outstanding and the denominator of which would be the principal amount outstanding of all funded debt for which the Company is required by the terms thereof to make similar offers. Such offer would be terminated if not accepted in writing within 5 Business Days following the date of such offer. For purposes of this Section, the applicable provisions of the Indenture shall be deemed incorporated herein mutatis mutandis without the effect of any amendment, waiver or termination of the Indenture.

ARTICLE VII.

NEGATIVE COVENANTS.

The Company covenants, so long as any Lender shall have any Commitment or Loan outstanding, as follows:

7.01 Interest Coverage Ratio. The Company will maintain as of the end of each of its fiscal quarters a ratio of Consolidated EBITDA to Consolidated Interest Expense of not less than 3.00:1.00 on a four quarter rolling basis.

7.02 Debt to EBITDA Ratio. The Company will maintain as of the end of each of its fiscal quarters a ratio of Consolidated Funded Debt to Consolidated EBITDA of not greater than 3.75:1.00 on a four quarter rolling basis, provided that such maximum ratio shall be increased:

(a) on the Closing Date, for each period specified below to the maximum ratio set forth below opposite such period:

Period	Maximum Ratio
From the Closing Date until and including the 1st quarter of the Company’s fiscal year ending 2020	5.875:1.00

For the 2nd quarter of the Company’s fiscal year ending 2020	5.50:1.00

From the 3rd quarter of the Company’s fiscal year ending 2020 until and including the 1st quarter of the Company’s fiscal year ending 2021	5.25:1.00

From the 2nd quarter of the Company’s fiscal year ending 2021 until and including the 1st quarter of the Company’s fiscal year ending 2022	4.75:1.00

From the 2nd quarter of the Company’s fiscal year ending 2022 until and including the 1st quarter of the Company’s fiscal year ending 2023	4.25:1.00

Subject to clause (b) below, from the 2nd quarter of the Company’s fiscal year ending 2023 and thereafter	3.75:1.00

(b) on the closing date of any other Material Acquisition, to 4.00:1.00 for four consecutive fiscal quarters ending following such closing date and notice to the Administrative Agent of such Material Acquisition and related increase, and thereafter, 3.75.1.00; provided however there shall be at least two fiscal quarters at 3.75:1.00 prior to any increase pursuant to this clause (b).

7.03 Consolidation, Merger, Sale or Conveyance. The Company will not merge or consolidate with any other corporation or sell or convey (including by way of lease) all or substantially all of its assets to any Person, unless (i) the Company shall be the continuing corporation or the successor corporation and (ii) immediately after such merger or consolidation, or such sale or conveyance, no Default shall exist and be continuing.

7.04 Liens. The Company will perform, comply with and observe for the benefit of the Lenders its agreements in Section 3.6 of the Indenture. For purposes hereof, the provisions of said Section 3.6 of the Indenture, together with related definitions and ancillary provisions, are hereby incorporated herein by reference, mutatis mutandis, and shall be deemed to continue in effect for the benefit of the Lenders (as if they held Securities under the Indenture) as in effect on the date hereof, whether or not said provisions otherwise remain in effect or are modified or terminated; provided that for purposes of this incorporation by reference, each reference in said Section to “Securities” shall be deemed to include the Notes issued hereunder, and if the Company is required by said Section 3.6 to equally and ratably secure the Securities, the Company shall cause the Notes and the Obligations to be secured by Liens equally and ratably with the Securities (without implying in any way that the Notes are securities for purposes of state or federal securities laws) and any and all other obligations and indebtedness secured by such Liens.

7.05 Sanctions. The Company will not directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions and which funding or usage would violate applicable Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of applicable Sanctions.

7.06 Anti-Corruption Laws. The Company will not directly or, to its knowledge indirectly, use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES.

8.01 Events of Default. For purposes of this Agreement, each of the following events shall be Events of Default:

(a) Failure to Pay Principal. The Company defaults in the payment of any principal of any Loan when the same shall become due, either by the terms thereof or otherwise as herein provided.

(b) Failure to Pay Interest and Fees. The Company defaults in the payment of any interest on any Loan or any fees hereunder for more than five Business Days after the date due.

(c) Default Under Other Obligations. The Company or any Subsidiary defaults under any agreement or indenture pursuant to which the Company or any Subsidiary has borrowed more than $75,000,000 in principal amount (or has sold notes the aggregate principal amount of which exceeds $75,000,000) and such default has not been cured within any period of grace provided with respect thereto, provided, however, the Company may exclude from the operation of this Section 8.01(c) one or more Subsidiaries so long as the Company’s equity investment in such excluded Subsidiaries is less than 20% of the Company’s consolidated assets.

(d) Breach of Representation. Any representation or warranty made by the Company herein or in any writing furnished pursuant to this Agreement shall be false in any material respect on the date as of which it was made.

(e) Failure to Perform Negative Covenants. The Company defaults in the performance or observance of any agreement contained in Section 7.

(f) Failure to Perform Other Terms and Conditions. The Company defaults in the performance or observance of any other agreement, covenant, term or condition contained herein and such default shall not have been remedied within 30 days after written notice thereof shall have been received by the Company from any of the Lenders.

(g) Assignment For Benefit of Creditors and Insolvency. The Company or any Material Subsidiary makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or is unable generally to pay its debts or is adjudicated bankrupt or insolvent.

(h) Order for Relief. Any order for relief, judgment or decree is entered in any proceeding described in Section 8.01(i) in respect of the Company or any Material Subsidiary.

(i) Voluntary Receiver or Bankruptcy. The Company or any Material Subsidiary petitions or applies to any tribunal for the appointment of a trustee, receiver or liquidator of the Company or any Material Subsidiary, or of any substantial part of the assets of the Company or any Material Subsidiary, or commences any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Material Subsidiary) relating to the Company or any Material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or law of any jurisdiction, whether now or hereafter in effect.

(j) Involuntary Receiver or Bankruptcy. Any petition or application described in Section 8.01(i) is filed, or any proceedings described in Section 8.01(i) are commenced, against the Company or any Material Subsidiary, and the Company or any Material Subsidiary by any act indicates its approval thereof, consent thereto, or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver or liquidator, or approving the petition in any such proceedings, and such order, judgment or decree remains in effect and unstayed for more than 60 consecutive days.

(k) Involuntary Order for Relief. Any order for relief, judgment or decree is entered in any proceedings against the Company or any Material Subsidiary decreeing the dissolution, winding-up or liquidation of the Company or any Material Subsidiary and such order, judgment or decree is unstayed and in effect for more than 60 consecutive days.

(l) Unsatisfied Judgment. A final judgment or judgments for the payment of money aggregating in excess of $75,000,000 (excluding amounts covered by insurance to the extent the relevant insurer has not denied coverage thereof) is or are outstanding against the Company or any Material Subsidiary and any one of such judgments has been outstanding for more than 30 days from the date of its entry and has not been discharged in full or stayed.

8.02 Rights and Duties After Default. If any Event of Default occurs and is continuing, then, (a) at any time prior to the Closing Date in the case of an Event of Default pursuant to Section 8.01(b) (solely with respect to the payment of fees), if the Required Lenders so elect (which election shall be held in a manner determined by the Administrative Agent and communicated by the Administrative Agent to the Lenders), the Lenders’ Commitments to make Loans under this Agreement shall terminate; and (b) at any time following the making of Loans on the Closing Date, in the case of any Event of Default, if the Required Lenders so elect (which election shall be held in a manner determined by the Administrative Agent and communicated by the Administrative Agent to the Lenders), the Loans and all interest and other amounts payable under this Agreement or the Notes shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided, however, that upon the occurrence of an Event of Default under Section 8.01(g), (h), (i), (j) or (k), the Commitments shall automatically terminate and the Loans and all interest and other amounts payable under the Agreement or the Notes shall automatically become immediately due and payable without declaration or notice to the Company.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, to the Company or as otherwise required by Law.

ARTICLE IX.

THE AGENTS.

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly provided in Section 9.06, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Company shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any such action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) in accordance with the terms hereof with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own bad faith, gross negligence, willful misconduct or material breach of this Agreement or any other Loan Document as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance by any other Person of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company at all times other than during the existence of a Specified Event of Default (which consent shall not be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, with the consent of the Company at all times other than during the existence of a Specified Event of Default (which consent shall not be unreasonably withheld, conditioned or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) holding any cash collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 Arrangers, Syndication Agent and Documentation Agents. None of the Lenders identified in this Agreement as an Arranger, Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgements with respect to the applicable Lenders in their capacity as an Arranger, Syndication Agent or Documentation Agent as it makes with respect to the Administrative Agent in this Agreement.

9.09 ERISA. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that:

(i) none of the Administrative Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X.

MISCELLANEOUS.

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Agency Fee Letter), and no consent to any departure by the Company therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Company and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default is not considered an extension or increase in Commitments of any Lender);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the penultimate proviso to this Section 10.01) any other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest at the Default Rate;

(d) change Section 8.03 or any other provision hereof in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby; or

(e) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(f) change any provision of Section 2.04 or any other provision hereof in a manner that would alter the allocation of Commitment reductions between Classes of Commitments without the written consent of the Required Lenders with respect to each Class of such Commitment;

(g) change any provision hereof in a manner that would affect Lenders in one Class differently than the Lenders in another Class without the written consent of the Required Lenders with respect to the Class that is adversely affected, and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; provided, further, the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement and any related documents executed by the Company to cure any ambiguity, omission, defect or inconsistency, in each case, of a technical or immaterial nature so long as (x) such amendment, modification or supplement does not directly adversely affect any right of any Agent or Lender, and (y) the Required Lenders shall not have objected in writing within five (5) Business Days of such amendment.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company, the Administrative Agent or Bank of America (including in its capacity as a Lender), to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Company Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party or such Agent Party’s material breach of its obligations hereunder; provided, however, that in no event shall any Agent Party have any liability to the Company, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Company and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices and Loan Notices) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement or any other Loan Document by, the Administrative Agent, such Lender or such Related Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Company shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Company under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall reimburse the Administrative Agent and the Lenders for any and all reasonable documented (in reasonable detail) out-of-pocket expenses paid or incurred by the Administrative Agent or the Lenders in connection with the collection and enforcement (in the case of legal fees and expenses, limited to the reasonable and invoiced attorney’s fees for a single counsel in each relevant jurisdiction for the Administrative Agent and, solely in the case of any conflict of interest, one additional counsel for all the Lenders other than the Administrative Agent) of the Loan Documents.

(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (in the case of legal fees and expenses, limited to the reasonable documented (in reasonable detail) fees, disbursements and other charges of a single external counsel to all Indemnitees taken as a whole and if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) (and, solely in the case of any conflict of interest, one additional external counsel in each relevant jurisdiction for all such persons taken as a whole)) by any Indemnitee or asserted against any Indemnitee by any Person (including the Company) other than such Indemnitee and its Related Parties to the extent arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnified Party’s bad faith, gross negligence, willful misconduct or material breach of its obligations under this Agreement or (y) arise out of any investigation, litigation or proceeding that does not involve an act or omission by the Company and arise solely from a dispute among Indemnitees (except when and to the extent that one of the parties to such dispute was acting in its capacity as an agent, arranger, bookrunner or other agency capacity and, in such case, excepting only such party). Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Exposures of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that the foregoing shall not relieve the Company of any indemnification obligation with respect to claims by third parties. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after written (in reasonable detail) demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent permitted by applicable law and to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to Class of the Loans or Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to an assignment if it has not objected thereto in writing within ten Business Days after notice thereof to it as required by Section 10.02; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (to be paid by the assignor or assignee); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s controlled Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01 (subject to the requirements thereof, including Section 3.01(e)), 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Company (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Company or any of the Company’s controlled Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e), it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation), 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.12 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to hold any information which it may receive from the Company or its representatives pursuant to this Agreement in confidence, except for disclosure as required (i) to its Affiliates and to other Lenders and their respective Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to legal counsel, accountants, and other professional advisors to such Person (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (iii) to regulatory officials having jurisdiction over such Person to the extent requested thereby, (iv) to any Person as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements relating to the Company or its obligations or to legal counsel, accountants and other professional advisors to such counterparties; provided that each counterparty agrees to be bound by the confidentiality provisions of this Section 10.07, (vii) to rating agencies if requested or required by such agencies in connection with a rating relating to the transactions evidenced hereby, (viii) to any Person with the consent of the Company, (ix) to any credit insurance provider relating to the Company and its Obligations under this Agreement, provided that such credit insurance provider agrees to be bound (with the Company an express third party beneficiary) by the confidentiality provisions of this Section 10.07, (x) to self-regulatory officials having authority over such Person to the extent requested thereby, and (xi) to the extent such information becomes publicly available other than as a result of a breach of this Section 10.07. The Company authorizes each Lender to disclose to any assignee or participant described in Section 10.06 or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Company and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound (with the Company an express third party beneficiary) by the confidentiality provisions of this Section 10.07.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If the Company becomes insolvent, however evidenced, or any Event of Default occurs, the Company agrees to recognize, honor and comply with the right of setoff that each Lender and each of its Affiliates may have under any applicable law and each Lender with a Loan agrees that any assets of the Company available to such Lender or such Affiliate for setoff shall be shared with all the Lenders with an outstanding Loan so that each such Lender receives for offset a share of such assets equal to the proportion that such Lender’s Loans bear to the sum of all the then outstanding Loans; provided, that if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, if any, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.10 Survival of Representations and Warranties. All representations and warranties of the Company contained in this Agreement shall survive delivery of the Notes, if any, and the making of the Loans herein contemplated.

10.11 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12 Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest) or the Company (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent;

provided that the failure by such Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitments and outstanding Loans pursuant to this Section 10.12 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

10.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK PROVIDED, THAT (I) THE INTERPRETATION OF THE DEFINITION OF ACQUIRED BUSINESS MATERIAL ADVERSE EFFECT AND WHETHER OR NOT AN ACQUIRED BUSINESS MATERIAL ADVERSE EFFECT HAS OCCURRED, (II) THE DETERMINATION OF THE ACCURACY OF ANY ACQUISITION REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF THE COMPANY OR ITS AFFILIATES HAVE THE RIGHT TO TERMINATE THEIR RESPECTIVE OBLIGATION TO CONSUMMATE THE PINNACLE ACQUISITION UNDER THE PINNACLE ACQUISITION AGREEMENT, OR TO DECLINE TO CONSUMMATE THE ACQUISITION PURSUANT TO THE PINNACLE ACQUISITION AGREEMENT AND (III) THE DETERMINATION OF WHETHER THE PINNACLE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE PINNACLE ACQUISITION AGREEMENT, IN EACH CASE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED SOLELY IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR

PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company acknowledges and agrees, and acknowledges its controlled Affiliates’ understanding, that: (i) (A) the services regarding this Agreement provided by each Agent and the Lenders are arm’s-length commercial transactions between the Company, on the one hand, and each Agent and the Lenders, on the other hand, (B) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person, in connection herewith and (B) no Agent nor any Lender has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and no Agent nor any Lender has any obligation to disclose any of such interests to the Company or any of its Affiliates. The Company hereby agrees that it will not claim that any of any Agent, any Lender and their respective Affiliates has rendered advisory services of any nature or respect or owes a fiduciary duty or similar duty to it in connection with any aspect of any transaction contemplated hereby.

10.16 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.17 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the Act. The Company shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.18 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Company in an amount in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONAGRA BRANDS, INC., as the Company

By:	/s/ Johan Nystedt
Name: Johan Nystedt
Title: Vice President, Treasurer and Chief Risk Officer

Signature Page to Term Loan Agreement

Conagra Brands, Inc.

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Bridgett J. Manduk Mowry
Name: Bridgett J. Manduk Mowry
Title: Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ J. Casey Cosgrove
Name: J. Casey Cosgrove
Title: Director

Signature Page to Term Loan Agreement

Conagra Brands, Inc.

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

Signature Page to Term Loan Agreement

Conagra Brands, Inc.

JPMorgan Chase Bank, N.A., as Lender

By:	/s/ Tony Yung
Name: Tony Yung
Title: Executive Director

Signature Page to Term Loan Agreement

Conagra Brands, Inc.

Mizuho Bank, Ltd., as Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Authorized Signatory

Signature Page to Term Loan Agreement

Conagra Brands, Inc.

MUFG Bank, Ltd., as Lender

By:	/s/ Victor Pierzchalski
Name: Victor Pierzchalski
Title: Authorized Signatory

Signature Page to Term Loan Agreement

Conagra Brands, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Ryan Zimmerman
Name: Ryan Zimmerman
Title: Vice President

Signature Page to Term Loan Agreement

Conagra Brands, Inc.

HSBC BANK USA, N.A., as Lender

By:	/s/ Fik Durmus
Name: Fik Durmus
Title: Director

Signature Page to Term Loan Agreement

Conagra Brands, Inc.

BARCLAYS BANK PLC, as Lender

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

Signature Page to Term Loan Agreement

Conagra Brands, Inc.

The Bank of Nova Scotia, as Lender

By:	/s/ Sangeeta Shah
Name: Sangeeta Shah
Title: Director

Signature Page to Term Loan Agreement

Conagra Brands, Inc.

U.S. Bank National Association, as Lender

By:	/s/ Brigitte M Sinclair
Name: Brigitte M Sinclair
Title: Vice President

Signature Page to Term Loan Agreement

Conagra Brands, Inc.

Bank of the West, as Lender

By:	/s/ Ole Koppang
Name: Ole Koppang
Title: Director

Signature Page to Term Loan Agreement

Conagra Brands, Inc.

COOPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Lender

By:	/s/ Jeff Bliss
Name: Jeff Bliss
Title: Executive Director

By:	/s/ Timothy J. Devane
Name: Timothy J. Devane
Title: Executive Director

Signature Page to Term Loan Agreement

Conagra Brands, Inc.

ROYAL BANK OF CANADA, as Lender

By:	/s/ John Flores
Name: John Flores
Title: Authorized Signatory

Signature Page to Term Loan Agreement

Conagra Brands, Inc.

SUNTRUST BANK, as Lender

By:	/s/ J. Haynes Gentry III
Name: J. Haynes Gentry III
Title: Director

Signature Page to Term Loan Agreement

Conagra Brands, Inc.

SCHEDULE 1

Commitments

LENDER	3-YEAR TRANCHE COMMITMENT	3-YEAR APLICABLE PERCENTAGE	5-YEAR TRANCHE COMMITMENT	5-YEAR APPLICABLE PERCENTAGE
Goldman Sachs Bank USA	$81,250,000.00	12.500000000%	$81,250,000.00	12.500000000%
Bank of America, N.A.	$81,250,000.00	12.500000000%	$81,250,000.00	12.500000000%
JPMorgan Chase Bank, N.A.	$81,250,000.00	12.500000000%	$81,250,000.00	12.500000000%
Mizuho Bank, Ltd.	$81,250,000.00	12.500000000%	$81,250,000.00	12.500000000%
MUFG Bank, Ltd.	$55,250,000.00	8.500000000%	$55,250,000.00	8.500000000%
Wells Fargo Bank, N.A.	$55,250,000.00	8.500000000%	$55,250,000.00	8.500000000%
HSBC Bank USA, N.A.	$35,425,000.00	5.450000000%	$35,425,000.00	5.450000000%
Barclays Bank PLC	$35,425,000.00	5.450000000%	$35,425,000.00	5.450000000%
The Bank of Nova Scotia	$35,425,000.00	5.450000000%	$35,425,000.00	5.450000000%
U.S. Bank National Association	$35,425,000.00	5.450000000%	$35,425,000.00	5.450000000%
Bank of the West	$18,200,000.00	2.800000000%	$18,200,000.00	2.800000000%
Cooperatieve Rabobank U.A., New York Branch	$18,200,000.00	2.800000000%	$18,200,000.00	2.800000000%
Royal Bank of Canada	$18,200,000.00	2.800000000%	$18,200,000.00	2.800000000%
SunTrust Bank	$18,200,000.00	2.800000000%	$18,200,000.00	2.800000000%

TOTAL COMMITMENTS	$650,000,000.00	100.000000000%	$650,000,000.00	100.000000000%

Sch. 1

SCHEDULE 2

Pricing Grid

Debt Ratings (Moody’s/S&P)	Applicable Margin				Commitment Fee Rate
	3-Year Tranche Loans		5-Year Tranche Loans
	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans
Level 1: ≥ A3/A-	0 bps	100.0 bps	12.5 bps	112.5 bps	9.0 bps
Level 2: Baa1/BBB+	12.5 bps	112.5bps	25.0 bps	125.0 bps	10.0 bps
Level 3: Baa2/BBB	25.0 bps	125.0 bps	37.5 bps	137.5 bps	12.5 bps
Level 4: Baa3/BBB-	37.5 bps	137.5 bps	50.0 bps	150.0 bps	17.5 bps
Level 5: < Ba1/BB+	62.5 bps	162.5 bps	75.0 bps	175.0 bps	25.0 bps

As used herein:

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of Company’s non-credit enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one Level, then the Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Level 1 being the highest and the Debt Rating for Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one Level, then the Level that is one level lower than the Level of the higher Debt Rating shall apply; (c) if Company has only one Debt Rating, the Level that is one level lower than that of such Debt Rating shall apply; and (d) if Company does not have any Debt Rating, Level 5 shall apply.

Sch. 2

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

COMPANY:

Address:

222 Merchandise Mart Plaza, Suite 1300

Chicago, IL 60654

Attention:	Johan Nystedt, Vice President, Treasurer and Chief Risk Officer
Telephone No.:
E-mail Address:

and

Attention:	Colleen Batcheler, Executive Vice President, General Counsel and Corporate Secretary
Telephone No.:
E-mail Address:

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Loans):

Bank of America, N.A.

Building C

2380 Performance Drive

Mail Code: TX2-984-03-23

Richardson, TX, 75082

Attention: Arlene Minor

Telephone:

Facsimile:

Electronic Mail:

Account No. (for Dollars):

Ref:

ABA#

Sch. 10.02

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

Mail Code: CA5-705-04-09

555 California Street, 4th Floor

San Francisco, CA 94104

Attention: Bridgett J. Manduk Mowry

Telephone No.:

Fax No.:

E-mail Address:

Sch. 10.02

EXHIBIT A

Note

$[ ]	July , 2018

Conagra Brands, Inc., a Delaware corporation (“Company”), promises to pay to [NAME OF LENDER] (“Lender”) or its registered assigns on or before the applicable Maturity Date (as defined in the Agreement hereinafter referred to) the principal sum of [                ] and 00/100 Dollars ($[                ]) of 3-Year Tranche Loans and the principal sum of [                ] and 00/100 Dollars ($[                ]) of 5-Year Tranche Loans or the unpaid principal amount of such Loans made by the Lender to the Company pursuant to Section 2.1 of the Agreement, whichever is less, in immediately available funds at the office of the Administrative Agent in Chicago, Illinois, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.

The Lender shall, and is hereby authorized to, record on the Schedule of Loans, Payments of Principal and Extension attached hereto, or to otherwise record in accordance with customary practice, the date and amount of each Loan, the date and amount of each principal payment and the date to which payment of this Note has been extended, provided, however, that failure to do so shall not affect the Company’s obligation to pay amounts due hereunder.

The Company expressly waives any presentment, demand, protest or notice in connection with this Note now, or hereafter, required by applicable law.

This Note is one of the Notes issued pursuant to the provisions of the Term Loan Agreement, dated as of July 11, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among the Company, Bank of America, N.A., individually and as Administrative Agent, and the Lenders named therein, to which Agreement reference is hereby made for a statement of the terms and conditions under which this Note may be prepaid or its maturity date extended or accelerated.

This Note shall be construed in accordance with and governed by the laws of the State of New York.

CONAGRA BRANDS, INC.

By:
Name:
Title:

A-1

SCHEDULE OF LOANS, PAYMENTS OF PRINCIPAL AND EXTENSION

Date	Amount of Loan	Class of Loan	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

A-2

EXHIBIT B

FORM OF LOAN NOTICE

Date:                     ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 11, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Conagra Brands, Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Company hereby requests (select one):

☐ A Borrowing of Loans ☐ A conversion or continuation of Loans

1. On                                                                                         (a Business Day).

2. In the amount of                                                                  .

3. Comprised of                                                                      .

[Class and Type of Loan requested]

4. For Eurodollar Rate Loans: with an Interest Period of    months.

The Borrowing requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

CONAGRA BRANDS, INC.

By:

Name:

Title:

[CONAGRA BRANDS, INC.

By:

Name:

Title:	][1]

[1]	Second signatory is required if funds are to be wired to an account other than the Company’s account at JPMorgan Chase Bank, Account No. xxxxxxx489.

B-1

Form of Loan Notice

EXHIBIT C-1

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]][1]

3.	Company:	Conagra Brands, Inc.

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

[1]	Select as/if applicable.

C-1 - 1

5.	Credit Agreement:	The $1,300,000,000 Term Loan Agreement dated as of July 11, 2018 among Conagra Brands, Inc., the Lenders party thereto, Bank of America, N.A., as Administrative Agent, and the other agents party thereto
6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:          ,     20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

C-1 - 2

Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:
Title:

[Consented to:][3]

CONAGRA BRANDS, INC.

By:

Name:
Title:

[3]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

C-1 - 3

Annex 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

C-1 - 4

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

C-1 - 5

EXHIBIT C-2

Administrative Questionnaire

Attached

C-2 - 1

EXHIBIT D

Opinion of Counsel

Attached

D - 1

EXHIBIT E-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of July 11, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Conagra Brands, Inc. (the “Company”), Bank of America, N.A., as Administrative Agent and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

Form of U.S. Tax Compliance Certificate

EXHIBIT E-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of July 11, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Conagra Brands, Inc. (the “Company”), Bank of America, N.A., as Administrative Agent and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

Form of U.S. Tax Compliance Certificate

EXHIBIT E-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of July 11, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Conagra Brands, Inc. (the “Company”), Bank of America, N.A., as Administrative Agent and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

Form of U.S. Tax Compliance Certificate

EXHIBIT E-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of July 11, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Conagra Brands, Inc. (the “Company”), Bank of America, N.A., as Administrative Agent and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

Form of U.S. Tax Compliance Certificate

EXHIBIT F

[FORM OF]

SOLVENCY CERTIFICATE

of

CONAGRA BRANDS, INC.

AND ITS SUBSIDIARIES

Pursuant to Section [•] of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [treasurer] of Conagra Brands, Inc. (“Company”), and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of Company and its subsidiaries, on a consolidated going concern basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of Company and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;

c.	Company and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

d.	Company and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

F - 1

IN WITNESS WHEREOF, the undersigned has executed this Certificate solely in such undersigned’s capacity as [chief financial officer] [treasurer] of Company, on behalf of Company, and not individually, as of the date first stated above.

CONAGRA BRANDS, INC.

By:

Name:
Title:

F - 2